UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013
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Rock-Tenn Company
(Exact name of registrant as specified in its charter)
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Georgia	001-12613	62-0342590
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

504 Thrasher Street, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 448-2193

(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 7, 2013, Rock-Tenn Company (“RockTenn”) entered into Amendment No. 4 (the “Amendment”), among RockTenn, as borrower, RockTenn Company of Canada Holdings Corp./Compagnie de Holdings RockTenn du Canada Corp. (formerly, Rock-Tenn Company of Canada/Compagnie Rock-Tenn du Canada), as Canadian borrower (together with RockTenn, the “Borrowers”), the Lenders (as defined below) party thereto, as lenders, Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), and Bank of America, N.A., acting through its Canada Branch, as Canadian administrative agent for the Lenders (the “Canadian Agent”), to the Amended and Restated Credit Agreement dated as of May 27, 2011, and amended and restated as of September 27, 2012 (as amended, supplemented and restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, certain subsidiaries of RockTenn from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent and the Canadian Agent.

The Amendment provides for, among other things, (1) RockTenn to allocate to a separate revolving credit facility up to U.S.$200,000,000 of the Lenders’ commitments under the Credit Agreement to be made available for loans to RockTenn denominated in Mexican Pesos, (2) a limit of the aggregate face amount of letters of credit that certain Lenders will issue under the Credit Agreement, (3) the removal of the requirement that the Borrowers’ senior secured leverage ratio be less than 2.75 to 1.00 for incremental loans under the Credit Agreement and (4) the addition of provisions related to possible swaps entered into by the Borrowers’ guarantor subsidiaries that are not “eligible contract participants” as defined in the Commodity Exchange Act.

The Amendment also provides for the add-back to the calculation of EBITDA for any fiscal period of an aggregate amount during any period of four consecutive fiscal quarters not to exceed the lesser of (a) $150,000,000 or (b) 15% of EBITDA, calculated prior to the add-back, for (1) expenses related to payments to officers or employees related to permitted acquisitions and permitted investments; (2) change of control expenses of acquired companies and businesses in any permitted acquisition or permitted investment, (3) all non-recurring cash expenses taken in respect of any multi-employer and defined benefit pension plan obligations that are not related to plant and other facilities closures, and (4) all cash acquisition-related expenses taken pursuant to ASC 805, all cash charges and expenses for plant and other facility closures and other cash restructuring charges, labor disruption charges and officer payments in connection with any permitted acquisition or permitted investment or associated with efforts to achieve EBITDA synergies or improvements, as well as any “black liquor” expenses and cash charges and expenses incurred in respect of the Chapter 11 bankruptcy proceeding and plan of reorganization of an applicable acquired company.

The Amendment also provides for the add-back to the calculation of EBITDA for any fiscal period of run-rate synergies expected to be achieved within 12 months following the end of an applicable period due to any permitted acquisition or permitted investment as a result of specified actions taken or expected in good faith to be taken and not already included in EBITDA. The aggregate amount added back to EBITDA in accordance with this provision during any period of four consecutive fiscal quarters may not exceed the lesser of (1) $75,000,000, and (2) 10% of EBITDA, calculated prior to the add-back.

The Amendment also provides for the add-back to the calculation of EBITDA for business interruption insurance items and other expenses, in each case during a period that RockTenn believes in good faith will be reimbursed by a third party not later than 365 days after the last day of the fiscal quarter for which an add-back is first taken.

The Amendment also provides that in the calculation of EBITDA, if the entry for consolidated tax expenses increases rather than decreases “Consolidated Net Income” for such fiscal period, then EBITDA shall be reduced by the amount of consolidated tax expenses for such fiscal period.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Credit Agreement has been previously filed with, and is described in, RockTenn’s Current Report on Form 8-K dated September 27, 2012.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1
Amendment No. 4 dated as of June 7, 2013 (the “Amendment”), among Rock-Tenn Company (“RockTenn”), as borrower, RockTenn Company of Canada Holdings Corp./Compagnie de Holdings RockTenn du Canada Corp. (formerly, Rock-Tenn Company of Canada/Compagnie Rock-Tenn du Canada), as Canadian borrower (together with RockTenn, the “Borrowers”), the Lenders (as defined below) party thereto, as lenders, Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), and Bank of America, N.A., acting through its Canada Branch, as Canadian administrative agent for the Lenders (the “Canadian Agent”), to the Amended and Restated Credit Agreement dated as of May 27, 2011, and amended and restated as of September 27, 2012, by and among the Borrowers, certain subsidiaries of RockTenn from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent and the Canadian Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK-TENN COMPANY

By:	/s/ Robert B. McIntosh
Name:	Robert B. McIntosh
Title:	Executive Vice-President, General Counsel and Secretary

Date:  June 13, 2013